Exhibit 1
                                                                    to Form 20-F

                  ARTICLES OF ASSOCIATION OF LION BIOSCIENCE AG
                  ---------------------------------------------

                            (as of February 2, 2002)

                                      SS. 1
                   COMPANY NAME, REGISTERED PLACE, FISCAL YEAR

1) The business name of the company is LION bioscience Aktiengesellschaft.

2) The company's registered place of business is Heidelberg.

3) The fiscal year begins on April 1 and ends on March 31 of the following year.

                                      SS. 2
                              OBJECT OF THE COMPANY

1) The object of the company is the analysis and interpretation of genetic information and functions in the area of biotechnology as well as its applications.

2) The object of the company is further the development, manufacture, marketing and implementation, as well as the trade in information technology products, systems and processes in the area of biotechnology and the provision of services in this area, in addition to consulting services in the area of biotechnology of the life sciences as well as scientific information and documentation.

3) The company is authorized to support all businesses and take all necessary measures in order to directly or indirectly fulfill these objectives. It may establish branches within or outside Germany for these purposes, and to form all other companies or other businesses of a similar or different nature, acquire or invest in such companies and manage its business operations or limit itself to managing its investment in these companies. It can partially or completely transfer its operations to its affiliated companies.

                                      SS. 3

                                  ANNOUNCEMENTS

The company shall publish its announcements exclusively in the Federal Gazette.

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                                      SS. 4
             SIZE AND DIVISION OF SHARE CAPITAL, STOCK CERTIFICATES

1) The share capital of the company amounts to euro 19,870,175.00. It is divided into 19,870,175 bearer shares (shares).

2) The form of the stock certificate is determined by the Management Board with the consent of the Supervisory Board. Similarly, this applies to debt securities and interest-bearing and renewable coupons as well as for dividend coupons and the renewals thereof.

3) Shareholders have no right to certificates evidencing each of their shares except as required by regulations of a stock exchange to which the shares have been admitted for trading. Stock certificates evidencing multiple shares may be issued.

4) The Management Board is authorized, with the approval of the Supervisory Board, to increase the share capital until June 1, 2005 through the successive or one-time issuance of new bearer shares in return for cash or contributions in kind, up to a total of euro 3,954,825.00.

            The Management Board is authorized with the approval of the Supervisory Board to exclude the preferential right if:

            - in the event of a capital increase in return for a cash contribution, the capital increase together with the shares of the Company, that the Company had issued and sold and that were repurchased by the Company in accordance with ss. 71 (1)(8) of the Stock Corporation Act, does not exceed ten percent of the share capital, provided that the subscription price is not significantly lower than the quoted stock price,

            - the capital increase results from one or more contributions in kind and is carried out for the purpose of acquiring companies, parts of companies, ownership interests in companies or for other significant working capital purposes.

            The Supervisory Board is authorized to change the Articles of Association to reflect the extent of the capital increase from authorized capital.

5) The share capital has been conditionally raised to euro 1,239,000 through the issuance of up to 1,299,000 shares of standard bearer shares (conditional capital). The conditional capital increase will only be implemented insofar as the holders of the options that will be distributed by LION bioscience AG between March 31, 2000 and December 31, 2004, as a result of the resolution of

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the shareholders exercise their options and are issued new shares pursuant to the subscription terms. The new shares of the Company created by virtue of the exercise of said options shall entitle the holder to a share in the Company's profits as of the beginning of the financial year in which the options are exercised.

6) The Management Board is authorized, with the approval of the Supervisory Board, to increase the share capital through a one-time or successive issuance of bearer shares in return for cash contributions by up to a maximum of euro 352,125 until June 1, 2005, such that they do not exceed a maximum of 352,150 shares.

The Company's registered capital is conditionally increased by up to euro 636,400 by issuing up to 636,400 individual ordinary bearer shares (Contingent Capital II). The contingent capital increase shall be implemented only to the extent that the holders of the options, which will be issued by LION bioscience AG by virtue of the resolution passed by the General Shareholders' Meeting between July 18, 2001 and December 31, 2005, exercise their options and that new shares are to be issued pursuant to the option terms and conditions. The new shares of the Company created by virtue of the exercise of said options shall entitle the holder to a share in the Company's profits as of the beginning of the financial year in which the options are exercised.

                                      SS. 5
                                  BEARER SHARES

The shares shall be bearer shares.

                                      SS. 6
                  MANAGEMENT BOARD; COMPOSITION AND MANAGEMENT

1) The Management Board shall consist of one or more persons. The number of the members of the Management Board shall be determined by the Supervisory Board.

2) The Management Board is responsible for managing the business of the company in accordance with applicable law, the Articles of Association and its rules of procedure, if any, as well as the plan of allocation of responsibilities. Rules of procedure and a plan of allocation of responsibilities of the Management Board may be issued by the Supervisory Board.

3) If the management board consists of more than one person, resolutions shall be passed by a simple majority of present members of the Management Board, unless a greater voting majority is prescribed by law. If the Management Board is composed of more than two members, the chairman shall have the power to cast the deciding vote in case of a tie, provided a chairman has been named. A quorum

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at a meeting of the Management Board exists if two thirds of all member are present. Resolutions may also be passed by circular (written, telegraph, facsimile, or by telephone).

                                      SS. 7
                                 REPRESENTATION

1) If the Management Board consists of only one member, the company shall be represented solely by him or her. If the Management Board consists of more than one person, the company shall be represented by two members of the Management Board or through a combination of a member of the Management Board and a person holding a special power of attorney. The Supervisory Board may authorize members of the Management Board to represent the company alone, and to waive the prohibition against entering into a business transaction with himself or herself as representative of a third party as representative of the company.

2) The Supervisory Board can amend the rules of procedure of the Management Board and may provide by resolution, that its approval is required for specific business transactions.

                                      SS. 8

                SUPERVISORY BOARD; COMPOSITION AND TERM IN OFFICE

1) The Supervisory Board shall consist of six persons.

2) Unless the general meeting of the shareholders does not determine a shorter time period when electing a single member or the entire Supervisory Board, the members of the Supervisory Board shall be elected for a maximum term which ends at the conclusion of the general meeting of the shareholders which votes on releasing the Supervisory Board member from liability for his actions in the fourth fiscal year after commencement of office. The fiscal year in which the member commences his or her term in office shall not be included in the calculation of his or her term of office. Any successors elected to replace a Supervisory Board member whose term in office ended prematurely shall only be elected for the remainder of that term.

3) Each member of the Supervisory Board can resign from office for important cause without any notice period. If no important cause exists he or she may resign by giving three months prior notice. Resignation from office shall take the form of a written declaration delivered to the Management Board with notification to the chairman of the Supervisory Board.

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                                      SS. 9
       SUPERVISORY BOARD; CHAIRPERSON; CONVENING; ADOPTION OF RESOLUTIONS;
                   AMENDMENTS TO THE ARTICLES OF ASSOCIATION

1) The Supervisory Board shall elect a chairperson and a vice chairperson among its members at their first meeting. The chairperson and vice chairperson hold their positions throughout the term of their Supervisory Board membership. The vice chairperson has the rights and duties of the chairperson of the Supervisory Board, if the chairperson is prevented from exercising the rights and performing duties of his position. Should the Supervisory Board membership of the chairperson or the vice chairperson terminate prematurely in office, the Supervisory Board shall immediately elect a successor for the remaining term of office.

2) The Supervisory Board should convene at least once per quarter calendar year, and must meet at least twice in each half of the calendar year. A meeting of the Supervisory Board shall be called by the chairperson, or by the vice chairperson if the chairperson is not able to, in oral or written form or by facsimile or telegraph.

3) A quorum exists if at least three members of the Supervisory Board vote on a resolution. An abstention shall be deemed a vote for purpose of determining whether a quorum exists. Absent members may vote on a resolution if another member of the Supervisory Board presents his or her votes in writing to the Supervisory Board. The Supervisory Board shall pass resolutions with a majority of votes present, unless law or these Articles of Association does not require otherwise. In the case a vote on a resolution results in a tie, each member of the Supervisory Board has the right to demand a new vote. In case of another tie, the chairperson has two votes.

Paragraph 3, Line 2 of ss. 9 shall also be applied to the second vote by the chairperson.

4) As a general rule, resolutions of the Supervisory Board shall be passed at a meeting. The chairperson determines the items on the agenda and the method of voting. The Supervisory Board may set forth in its rules of procedure that any resolutions by the Supervisory Board and its committees may be passed in writing, by telegram, telephone, facsimile, telex, or similar means, including in particular by way of video conference.

5) Minutes of the meetings of the Supervisory Board shall be prepared and signed by the chairperson. In case of resolutions passed outside of a meeting, the minutes of that meeting shall be signed by the chairperson of the Supervisory Board and immediately distributed to all members.

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6) The chairperson is authorized to deliver in the name of the Supervisory Board the declarations necessary for the execution of resolutions and to receive declarations addressed to the Supervisory Board.

7) The Supervisory Board is entitled to make changes to the provisions of Articles of Association concerning the Supervisory Board.

                                     SS. 10
                         SUPERVISORY BOARD; COMPENSATION

1) The members of the Supervisory Board shall receive a total amount of euro 15,350 each for each full fiscal year during which they serve as members of the Supervisory Board. The compensation shall be reduced proportionally if a member of the Supervisory Board has served for only a portion of a fiscal year. The chairperson shall receive twice this amount. The meeting of the shareholders may fix a higher amount by resolution.

2) The company shall reimburse the members of the Supervisory Board in cash for their expenses. Payment of turnover tax shall be reimbursed by the company, if members of the Supervisory Board are entitled to bill the company separately for such turnover tax payments and have exercised this right.

                                     SS. 11
              MEETING OF THE SHAREHOLDERS; PLACE AND NOTICE; VOTING

1) The general meeting of the shareholders shall take place within the first eight months after the beginning of each fiscal year. The agenda of the general meeting shall include the following items:

            a) Presentation and explanation of the annual financial statements, management report, report of the Supervisory Board and proposal of the Management Board for the appropriation of annual earnings;

            b) If required, passage of resolution for acceptance of the annual financial statements;

            c) Passage of resolution concerning the appropriation of annual earnings;

            d) Passage of resolution concerning release from liability of the Management and Supervisory Board;

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            e) If required, election of members of the Supervisory Board;

            f) If required, the election of the external auditors of the company for auditing the financial statements.

2) An extraordinary general meeting of the shareholders shall be called if passage of a resolution is required by law or by the articles of association or if calling a general meeting is necessary for the welfare of the of the company. Further, an extraordinary meeting of the shareholders shall be called if shareholders, who alone or together hold at least 20% of the total share capital, demand such a meeting in a written statement, indicating the reasons for and the purposes of such a meeting.

3) The general meeting of the shareholders shall be called by the Management Board. The right of other persons to call a meeting of the shareholders shall not be disturbed. The general meeting of the shareholders shall take place at the principle place of the company or at the place of a German stock exchange. The invitation to the general meeting of the shareholders shall be published once in the Federal Gazette, unless the company knows names of each shareholder. In that case, the invitation to the general meeting may be made by a registered letter, in which case the day of mailing shall be deemed the day of publication. All items on the agenda are to be listed in the invitation.

4) A general meeting of the shareholders may be held without observance of the formal requirements for calling the meeting under the law or the Articles of Association, if all shareholders are present or represented and no shareholder opposes the resolutions.

5) Each shareholder is entitled to participate in the general meeting of shareholders and exercise his voting rights attached to the shares that have been deposited with the company or the other depositories specified in the invitation or with depository banks authorized to accept shares or a notary public during customary business hours and left there until conclusion of the meeting.

6) Deposit of shares shall also be deemed valid, if the shares are held in custody by other banks in blocked accounts with the approval of the depositary and left there until the conclusion of the general meeting or if the shares have already been deposited with the company or have been taken into custody in block accounts by the company and left there until the end of the general meeting.

7) The deposit shall be made by no later than the 7th day before the day of the General Shareholders' Meeting. If such day falls on a Saturday, Sunday, or

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national holiday at the place of deposit, the deposit may take place on the next following business day, whereby Saturdays shall not count as business days.

8) If the shares are deposited with a notary, the notary's deposit certification shall be submitted to the company in its original form or in the form of a certified copy no later than one business day, excluding Saturdays, following the end of the time period for depositing shares.

9) If share certificates have not been issues, the invitation to the general meeting shall specify under which conditions the shareholders may participate in the general meeting and may exercise their voting rights.

10) Each share is entitled to one vote. If the shares have not been fully paid-in, the voting right shall become effective as soon as the minimum subscription payment under the law for the shares has been made.

11) The voting right may be exercised by an authorized representative. With regard to such authorization, written form shall be sufficient. If so specified in the invitation to the General Shareholders' Meeting, such declaration of authorization may also be submitted to the Company by facsimile or in electronic form.

12) Resolutions of the shareholders shall be passed by simple majority of votes cast, unless required otherwise by law or otherwise ordered, and, unless the majority vote of all shareholders is required, a resolution shall to be passed by simple majority of shareholders represented at the meeting.

13) Elections shall be made by simple majority. If a simple majority is not reached in the first vote, a second vote shall take place among the two candidates that had achieved the highest number of votes in the first vote. The candidate with the highest number of votes shall win this second vote and the chairperson of the general meeting shall have the tie breaking vote in case of a tie.

14) The General Shareholders' Meeting shall be chaired by the chairman of the Supervisory Board or, in the event that he is prevented from attending, by its vice-chairman. In the event that both the chairman and the vice-chairman of the Supervisory Board are prevented from attending, the General Shareholders' Meeting shall elect a chairman. Such chairman shall chair the discussions and shall determine the order of the items on the agenda as well as the nature and form of the vote.

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                                     SS. 12
                 ANNUAL FINANCIAL STATEMENTS; MANAGEMENT REPORT

1) The Management Board shall prepare the annual financial statements within the first three months of the fiscal year as well as a management report for the past fiscal year and provide them to the Supervisory Board and the auditors. At the same time, the Management Board shall present the proposal for the appropriation of annual earnings to the Supervisory Board which it intends to present to the general meeting of the shareholders.

2) The Supervisory Board shall review the annual financial statements and management report of the Management Board and the proposal for the appropriation of annual earnings and the results of the review shall be reported in writing to the general meeting of the shareholders. The Supervisory Board shall also comment on the results of the audit of the annual financial statements by the auditor. The Supervisory Board shall submit its report to the Management Board within one month after receiving the submissions from the Management Board and the report of the auditor of the results of its audits of the annual financial statements. ss. 171, paragraph 3, section 2 of the Stock Corporation Act shall remain in effect. If the Supervisory Board approves the annual financial statements upon its review, the annual financial statements shall be deemed accepted unless the Supervisory Board and the Management Board determine to delegate acceptance of the annual financial statements to the general meeting.

                                     SS. 13
                                    RESERVES

1) If the Management Board and the Supervisory Board approve the annual financial statements, they may allocate up to one half of the annual earnings to other earnings reserves. Amounts that are required to be allocated to legally required reserves and loss carry forwards shall have already been deducted from the annual earnings.

2) If the general meeting of the shareholders approve the annual financial statements, one fifth of the annual earnings shall always be allocated to other earnings reserves unless other reserves exceed one half of the share capital or the other earnings reserves exceed one half of the share capital after such allocation. Amounts that are required to be allocated to legally required reserves and any loss carry forwards shall have already been deducted from the annual earnings.

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                                     SS. 14
                        APPROPRIATION OF ANNUAL EARNINGS

The general meeting of the shareholders shall decide the means of appropriation of the company's annual earnings as determined in the annual financial statements as approved.

                                     SS. 15
                               FORMATION EXPENSES

The company shall bear all court, formation, auditors, notaries, as well as legal and tax consulting costs as well as notification and publication costs in connection with its formation, up to a maximum of DM 50,000 plus turnover tax.

                       End of the Articles of Association



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